Filed Pursuant to Rule 424(b)(3)

Registration No. 333-148186

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus Dated December 19, 2007)

POWERWAVE TECHNOLOGIES, INC.

$150,000,000

3.875% Convertible Subordinated Notes Due 2027 and

17,221,590 Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements information contained in that certain prospectus dated December 19, 2007 of Powerwave Technologies, Inc. (the “Company”), relating to the offer and sale from time to time of up to $150,000,000 of the Company’s 3.875% Convertible Subordinated Notes due 2027, or the notes, and 17,221,590 shares of the Company’s outstanding common stock that are issuable upon conversion of the notes, which are held by certain securityholders named in the prospectus under the section entitled “Selling Securityholders”. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table amends and supplements the information set forth in the prospectus under the section entitled “Selling Securityholders” with respect to the selling securityholders named below and the respective notes and shares of common stock beneficially owned by such selling securityholders that may be offered pursuant to the prospectus:

	Principal Amount of Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Selling Securityholder		Beneficially Owned (1)(2)	Offered Hereby (1)
JP Morgan Securities, Inc. (3)	$1,750,000	200,919	200,919

(1)	Includes shares of Common Stock issuable upon conversion of Notes, assuming conversion of all the named selling securityholder’s Notes at the initial conversion rate of 114.8106 shares of Common Stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes – Conversion Rights – Adjustments to Conversion Rate.” As a result, the number of shares of Common Stock issuable upon conversion of the Notes beneficially owned and offered by the named selling securityholder may increase or decrease in the future.

(2)	In addition to shares of Common Stock issuable upon conversion of the Notes as described in footnote (1), also includes shares of Common Stock identified to us by the selling securityholder as owned by it.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

The date of this prospectus supplement is May 5, 2008.